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EXHIBIT 99.2

January 23, 2008

Monroe Bank & Trust and
MBT Financial Corp
Letter to Shareholders for the Year Ending 12/31/07

Dear Shareholder:

After the close of business yesterday, we announced the financial results of MBT Financial Corp for the 4th Quarter as well as the year ending December 31st, 2007. I've enclosed a copy of the press release and accompanying preliminary financial reports for your review. In addition, I thought it would be equally important to communicate to you our plans to improve the performance of your bank going forward.

OUR CURRENT ENVIRONMENT

Much has been written about the state of the economy, specifically in Michigan. The decline of the domestic auto industry, rising unemployment, the flat yield curve, increases in non-performing assets, and the subprime mortgage crisis are all contributing factors to bank earnings performance nationwide. Even institutions who have somehow managed to avoid all or a portion of these challenges have seen values in their respective companies decline in the past year. In fact, among the top 25 performing banks for 2007 (as measured by Return on Equity), only 4 reflected positive stock performance for the year ending 12/31/07*. In Michigan, the challenge has been even greater. The ten largest publicly traded banks in Michigan reflected a 47% decline in stock value for 2007. While our performance was slightly better than that, we find that fact of little comfort, nor should you. However, we feel that there are opportunities to improve our financial performance in 2008. The areas of net interest income, problem loans, and expense control are three major components of our financial performance where these opportunities exist.

NET INTEREST INCOME

During 2007, net interest income declined by over $4.5million. Two thirds of this decline was due to the continued flatness of the yield curve, or when short term interest rates are equal to or greater than long term interest rates. The remaining one third was due to lack of balance sheet growth, or when loan and deposit balances remain constant throughout the year. While we anticipate very little improvement in the southeast Michigan economy over the next year, we think that recent improvements in the interest rate environment will help to increase margins, and as a result earnings. The difference between the two year U.S. Treasury yield (short term), and the ten year U.S. Treasury yield (long term) has changed from a negative 0.14% in February of 2007 to a positive 1.44% as of January 22, 2008. Even with little anticipated growth this year, we estimate that maturities scheduled within our loans, investments, deposits and borrowings will be re-priced at more attractive spreads, increasing our net interest margin.

PROBLEM LOANS AND NON-PERFORMING ASSETS

We have discussed at great length in past communications the challenges within our loan portfolio, specifically the problem assets that currently reside in commercial loans. Through the end of 2006, we had made great headway in reducing problem and non-performing assets, including the sale of $25million in problem loans during the third quarter of 2006. The trend in this reduction was interrupted however with increasing rates of unemployment in Michigan, a significant decline in the overall business climate, and decreasing property values. During 2006, residential property values for Monroe County declined by 4%, with an additional decline of nearly 7% in 2007**. While the major factor in this decline has been our local economy, what is now referred to as the subprime mortgage crisis has been a factor as well. MBT has never offered the type of residential real estate loan products that some in the mortgage industry have used to entice customers to borrow beyond their means. In fact, our rate of residential mortgage foreclosures for 2007 was similar to that of 2006. However, this did not exempt us from the affect this crisis has had on property values. The economic issues mentioned above manifested itself in increased problem and non-performing loans throughout the year, with the largest increase coming during the 4th quarter. The majority of these problem loans are concentrated with either businesses related to automobile manufacturing, or residential real estate development. This created our most significant addition to our loan loss reserve in some time, which totaled $4.9 million for the fourth quarter and $7.4 million for the year ending 12/31/07. This compares with $16.5 million added to our loan loss reserve for the year ending 12/31/06. In addition, we reduced the value of Other Real Estate Owned by $643,000. The addition to reserves and the write-down of OREO is largely in recognition of the decline in real estate values previously mentioned. We also considered the length of time we anticipate it will take to
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liquidate these assets and subsequently projected declines in local real estate values over the next year. While we could never make absolute guarantees in these economic times, we feel that we have adequately accounted for potential losses with these additions. We have projected the provision for loan losses for 2008 to total $3.9 million, as compared to $7.4 million in provisions during 2007.

EXPENSE CONTROL

We have always taken great pride in our ability to do more with less compared to our peers. Certainly we have made investments in people, products, and facilities within the last several years. While these investments have allowed us to obtain significant improvements in non-interest income (now above our peers as a percentage of assets), we remain well below peer averages in overhead and personnel expense. However, we feel it prudent to continuously evaluate our cost structure, and make adjustments when necessary. Recently, we announced the planned closure of our Orchard East office and the reduction of service at our Dundee East and Newport offices to drive-up only. We are also targeting additional positions within our retail, lending, and operations areas for elimination. In total, we will be reducing our workforce by 7%***. The majority of these positions have already been eliminated through natural staff turnover, with the balance continuing gradually through the second quarter of this year. We anticipate however that the net affect of all cost savings initiatives taken in 2008 will be a $1.7million reduction in costs on an annualized basis. This will be somewhat offset by anticipated increases in our FDIC assessment and the newly established Michigan Business Tax. In total however, our budget for non-interest expenses for 2008 is an increase of less than 2%.

A WORD ABOUT CAPITAL AND DIVIDENDS

Bank regulators establish key ratios when measuring desired levels of capital, and the most common is referred to as the Average Equity to Assets ratio. Without going into too much detail, this measures the relationship between a bank's average equity, and average assets over a given year. Bank regulators consider a bank is well capitalized if its Average Equity to Assets ratio exceeds 6%. As of December 31, 2007, your bank's Average Equity to Asset Ratio was 8.6%, significantly above required minimums. This allows us the luxury to make adjustments to our loan loss reserve as we have over the past few years, while still maintaining a comfortable margin of capital above required minimums. It is also the primary factor that allows us to assert that our dividend payment is not in any immediate jeopardy at current levels. To put this in other terms, our current level of capital exceeds required regulatory minimums by approximately $37million. While our level of earnings are currently deflated due to the factors mentioned above, we can continue our dividend payment at its current rate for the foreseeable future, and still maintain a comfortable capital position to fund future growth.

All businesses are being challenged in today's economic climate, and MBT Financial Corp is no exception. However, your Board of Directors and management team are hard at work navigating through the various issues outlined above. We are confident that our strategies are appropriate, and will allow us to remain a sound and growing institution when this environment improves. As always, we welcome your comments, and appreciate your support.

Sincerely,

/s/ H. Douglas Chaffin

H. Douglas Chaffin
President & CEO

*    Based on data published by "U.S.Banker", January 2008.

**   Based on data published by the Michigan Board of Realtors.

***  Compared to 3Q 2007 levels of employment.